Exhibit 10.9

APTUS Holdings Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

18th August 2017

Dr. Keith Chan, Ph.D.

Dear Dr. Chan,

Appointment Letter

We are pleased and welcome your acceptance to be appointed as a Chief Scientific Officer of APTUS Holdings Limited (the “Company”), a company incorporated with limited liabilities under the laws of Cayman Islands, with wholly owned subsidiaries in the Cayman Islands, Hong Kong, and Macau, whereby collectively, shall be depicted as “APTUS” or the “Group”.

The following letter (the “Letter”) seeks to illustrate the context of your appointment by the Company. However, this letter shall be read together as one instrument with, and supplement, the Consultancy Agreement (the “Agreement”) dated 18th August 2017 and executed between the Company and GloboAsia LLC. The Agreement is attached herein as Appendix A.

1.	The Company and the Group

APTUS and its affiliates focus on the licensing of, and acquisition of early stage preclinical assets with the intention to engage in drug research, development, and commercialization purposes. Assets are acquired via open and public platforms such as the technology transfer offices of accredited universities and academic institutions. In addition, the Group seeks to be a facilitator across the financing spectrum for biotech companies, entrepreneurs, and commercializing agents, to bolster innovations adding value to health care needs in the market place; and to assist in furthering the research capabilities of institutions the Group works with.

2.	Position and Responsibilities

(a)	You will be enlisted to act as a Chief Scientific Officer of the Company.

(b)	You shall be a member of the management team of the Company, which will contribute to the management, steering, and execution of business and medical initiatives of the Company.

(c)	As a Chief Scientific Officer of the Company your role involves managing the regulatory aspects of APTUS' clinical programs including, but not limited to, the liaison with regulatory authorities such as the U.S. Food & Drug Administration (FDA) or the China Food & Drug Administration (cFDA).

(d)	As you are not an Executive Director on the Board of Directors for the Company, you ultimately do not have legal nor professional authority to dictate the commercial decisions of the Executive Board.

APTUS Holdings Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

(e)	You shall:

(i)	Provide your services in all aspects of the Group where reasonably sought at least for one working day per week;

(ii)	Be responsive to the Group’s needs and interests, whereby your deliverables to APTUS should be provided in good faith so that effort and quality is commensurable to compensation provided to you, with details described more fully below;

(iii)	Observe and comply with all statutory rules, and regulations where applicable as governed by the laws of your residence;

(iv)	Provide traceable contact during and after office hours, on weekdays and weekends, or during public holidays, whereby your availability may occasionally and reasonably be sought.

3.	Date of Commencement

Your official date of appointment as a Chief Scientific Officer of the Company shall correspond to the Date of Commencement as effected by the Agreement.

4.	Compensation

All Compensation shall be received on your behalf by GloboAsia LLC with terms as stipulated in the particulars of the Agreement.

5.	Stock Bonus:

All Stock Bonus shall be received on your behalf by GloboAsia LLC with terms as stipulated in the particulars of the Agreement.

6.	Expense Reimbursements

All Expense Reimbursements shall be received on your behalf by GloboAsia LLC with terms as stipulated in the particulars of the Agreement.

7.	Privacy of Information

(a)	You shall not except as authorized by the Company or its affiliates, or required by your responsibilities reveal to any person or company any of the trade secrets or any information concerning the organization, business, finances, transactions or affairs of the Group which may come to your knowledge during your contract with the Group and shall keep with complete secrecy confidential information entrusted to you and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Group or may be likely to do so. This restriction shall continue to apply if and when after the termination of your appointment without limit in time.

(b)	You shall not either during the period of your appointment or afterwards use or permit to be used any books, documents, moneys, assets, records or other property belonging to or relating to any dealings, affair or business of the Group other than for the benefit of the Group. You shall immediately deliver and return to the Group all such books, documents, moneys, securities, records or other property which you then have or should have in your possession upon termination of your appointment hereunder.

APTUS Holdings Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

(c)	The Company however, agrees to provide you in good faith with any information concerning areas of interest and relevance of the Group as required by you in order for you to fulfill your role as a Chief Scientific Officer of the Company.

8.	Term and Termination

The particulars of your Appointment’s Term and Termination shall correspond to the particulars stipulated in the Agreement.

Please signify your acceptance of the above terms and conditions by signing and returning to us the enclosed duplicate copy of this letter.

Yours faithfully,

For and on behalf of

APTUS HOLDINGS LIMITED	Agreed and accepted by:

Name: HUEN Chung Yuen Ian	Name: Dr. Keith CHAN, Ph.D.
Position: Director

Date	Date

APTUS Holdings Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

APPENDIX A

[Consultancy Agreement dated 18th August 2017, executed between the Company and GloboAsia LLC.]

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